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PRIMARK CORPORATION                                               Exhibit 99.1
PRESS RELEASE


                        Jim Flanagan, Primark
                        (781) 487-2131


          PRIMARK'S TASC UNIT TO BE ACQUIRED BY LITTON INDUSTRIES, INC. PRIMARK TO FOCUS ON INFORMATION CONTENT FOR THE FINANCIAL INDUSTRY

WALTHAM, MA, December 8, 1997 -- Primark Corporation (NYSE/PSE:PMK) today announced that it has executed an agreement with Litton Industries, Inc. (NYSE:
LIT) to sell its subsidiary TASC, Inc. for a cash purchase price of $432 million, subject to adjustments including changes in the TASC consolidated equity account to the date of the closing. Included in the sale is TASC's weather information subsidiary WSI Corporation and affiliated weather information companies headquartered in the United Kingdom.

The transaction is subject to certain consents, including those required by the Hart-Scott-Rodino Anti-Trust Improvements Act and federal government national security regulations. Given that TASC constitutes a significant portion of Primark's revenues, net income and assets, the transaction will be submitted to Primark shareholders for approval. It is anticipated that the closing will take place by April 1, of 1998.

TASC, Inc. provides advanced information technology services to national security, civilian government and commercial customers. On a consolidated basis, TASC had revenues in 1996 of $387.0 million and $324.8 million for the nine months ended September 1997; earnings before interest, taxes, depreciation and amortization (EBITDA) were $41.3 and $33.8, respectively, for the same periods.

As an essential part of the transaction, TASC will enter into a three-year Information Technology Services agreement with Primark. Under this agreement, TASC will continue to provide Primark with information technology research and development, planning, and technical assistance. TASC will also continue to manage the Primark Telecommunications Network and supply professional information technology services to the business units of Primark and their customers.

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The after-tax cash proceeds from the sale of TASC are estimated to be approximately $345 million. Primark intends to use the proceeds to reduce a portion of its debt, including redemption in full of the company's $112 million 8.75% Senior Notes due October 15, 2000. The company will also consider using a portion of the proceeds to repurchase additional shares of its common stock and for further acquisitions of businesses in financial, economic and market research information.

"The sale of TASC is a key strategic move for Primark," said Joseph E. Kasputys, Primark's chairman and chief executive officer. "The ongoing consolidation in the national security industry and trends in government procurement make size and scope key success factors in the markets served by TASC."

"The combination of TASC with the existing information technology businesses of Litton will create a competitive company that can provide a broad-range of professional services to its customers. Most important, the Primark/TASC Information Technology Services agreement will preserve the working relationship that keeps our products and operations at the leading edge of technology," Kasputys continued.

Kasputys stated, "With this move, Primark becomes totally focused on information content, largely for investors and the financial industry. We will concentrate our efforts on bringing even more and better information, analysis and software for decision-makers."

BT Alex. Brown served as advisor to Primark for the TASC transaction. Given this agreement to sell TASC, Primark further announced that BT Alex. Brown has also been retained to explore additional alternatives that are available to the company to increase shareholder value.

With the sale of TASC, Primark Corporation (www.primark.com) headquartered in Waltham, Massachusetts will be a $400 million organization supplying financial, economic and information technology research to the financial, corporate and government markets. With 61 offices in 23 countries, Primark covers the globe with timely information for decision-makers everywhere.


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